GRAINGER REPORTS SECOND QUARTER 2010 EARNINGS PER SHARE OF $1.73,
INCLUDING $0.08 CONTRIBUTION FROM UNUSUAL ITEM
Raises 2010 EPS guidance to $6.10 to $6.40

Quarterly Highlights
•	Sales of $1.8 billion, up 16 percent
•	Operating earnings of $215 million, up 40 percent
•	EPS of $1.73, up 43 percent
•	Operating cash flow of $173 million
•	Pretax ROIC* of 27.9 percent

CHICAGO, July 15, 2010 – Grainger (NYSE: GWW) today reported results for the second quarter and six months ended June 30, 2010.  Second quarter sales of $1.8 billion increased 16 percent versus the 2009 second quarter.  Both quarters had the same number of selling days (64).  Net earnings for the quarter increased 40 percent to $129 million versus $92 million in 2009.  Earnings per share increased 43 percent to $1.73 versus $1.21 for the second quarter of 2009.  Similar to the 2010 first quarter, results included an unusual item related to a policy change for employee paid time off, which benefitted the quarter by approximately $0.08 per share.

“We are very encouraged by the strong organic growth in the quarter and the resulting earnings power demonstrated by our business,” said Chairman, President and Chief Executive Officer Jim Ryan.  “Performance this quarter was the result of a complete team effort.  Our businesses in the United States and Canada, along with the majority of our international operations, contributed to a solid quarter for both sales and earnings.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 7 point average for net assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

Ryan concluded, “Although there continues to be uncertainty as to the extent and duration of the economic recovery, our strong execution and results in the first half of the year give us confidence to raise and narrow our 2010 sales growth guidance to a range of 12 to 14 percent and our earnings per share guidance to a range of $6.10 to $6.40, excluding unusual items.”  Previous guidance, issued by Grainger in April 2010, forecasted sales growth of 9 to 12 percent and earnings per share of $5.70 to $6.10 for the full year 2010.

Beginning January 1, 2010, the company implemented a change to the employee paid time off policy resulting in an unusual item that will be in place for the entire year.  Both the 2010 first and second quarters included about an $0.08 per share benefit from this policy change.  The company expects $0.08 to $0.09 per share of benefit for the remaining quarters in 2010 for a total impact of approximately $0.34 per share.  This benefit will not repeat in 2011.

Daily sales for the company increased 16 percent in April, 16 percent in May and 18 percent in June.  For the quarter, foreign exchange contributed 2 percentage points to the increase.  Acquisitions added another 5 percentage points to the growth in the quarter.  Pricing was flat while volume increased 9 percent.  Sales of products used to assist with the oil spill clean up in the Gulf of Mexico contributed approximately 1 percentage point to sales growth in the quarter.  This growth was, however, essentially offset by sales in the 2009 second quarter of H1N1-related product that did not repeat.

The company has two reportable business segments, the United States and Canada, which represent approximately 96 percent of company sales.  The remaining operating units (Japan, Mexico, India, Puerto Rico, China and Panama) are included in Other Businesses and are not considered a reportable segment.  In June of 2010, Grainger announced its investment in a joint venture in Colombia.  Results of operations for the Colombian business will be included in the Other Businesses beginning in the 2010 third quarter.

United States
Sales for the United States segment increased 11 percent, 9 percent excluding acquisitions, in the 2010 second quarter.  Daily sales increased 8 percent in April, 10 percent in May and 14 percent in June.  Sales of products used for the oil spill clean up contributed approximately 1 percentage point to growth in the quarter, although this contribution was essentially offset by the strong sales of H1N1-related product in the 2009 quarter that did not repeat in 2010.  There was no material effect in the quarter from the sale of seasonal products.  All customer end markets within the United States posted sales growth versus the 2009 second quarter with the exception of the contractor and government sectors, which were down slightly.  Growth was led by the heavy manufacturing sector, which was up more than 20 percent versus the prior year.

The Lab Safety Supply / Grainger Industrial Supply integration also contributed to segment performance.  When the integration was announced in late 2008, the company forecasted total integration benefits of $70-$100 million in incremental revenue and $20-$30 million in cost savings over an 18 month period.  The integration is now substantially complete and has generated more than $88 million of additional revenue and $40 million of cost savings.

Operating earnings for the United States segment increased 31 percent, up 26 percent excluding the change in the paid time off policy.  The increase in operating earnings was the result of the 11 percent sales increase, higher gross margins and operating expenses, which grew at a slower rate than sales.  Gross profit margins for the quarter were up 180 basis points. Approximately one-third of the year-over-year increase in gross profit margins resulted from a three month, free freight promotion in the 2009 second quarter, which had a negative impact on margins last year.  Payroll-related expenses tied to volume and performance, such as commissions, profit sharing and bonus, grew at a faster rate than sales while all other operating expenses declined slightly due to continued efforts to control costs.

Canada
Sales for the Acklands-Grainger business in the quarter were up 29 percent in U.S. dollars versus the 2009 second quarter.  In local currency, sales were up 14 percent for the quarter and on a daily basis were up 17 percent in April, up 12 percent in May and up 14 percent in June.  Comparisons were more difficult in May and June due to strong sales of H1N1-related product in 2009, which did not repeat in 2010.  The sales increase in Canada was led by strong growth to customers in the agriculture and mining, oil and gas, heavy manufacturing and forestry sectors of the economy, partially offset by a decline in sales to the government.

Operating earnings in Canada increased 30 percent in the quarter; up 16 percent in local currency.  The increase in operating earnings was due to a 200 basis point improvement in gross margin, partially offset by operating expenses, which increased faster than the growth in sales. The improvement in gross margin was primarily driven by lower product costs, due to the positive effect of foreign currency exchange rates, and improved mix tied to an increase in sales to small and medium size customers.  The increase in operating expenses was driven by increased payroll and benefits costs due to higher commissions and bonus on higher sales, increased volume related headcount and incremental costs for two acquisitions made during the last 12 months.

Other Businesses
Sales for the Other Businesses, which include Japan, Mexico, India, Puerto Rico, China and Panama, increased 226 percent in the quarter versus prior year, due primarily to incremental sales from the acquired businesses in Japan and India, along with strong growth in Mexico, China and Puerto Rico.

Operating earnings for the Other Businesses were $2 million for the second quarter 2010 compared to a $3 million loss a year ago.  In addition to the earnings contribution from Japan, the business in Mexico returned to profitability and the business in China reduced its loss versus the prior year.

Other
Interest expense, net of interest income, was $2 million and flat versus the prior year quarter.  The effective tax rate was 39.1 and 39.0 percent in the 2010 and 2009 second quarters, respectively.

Cash Flow
Operating cash flow was $173 million for the 2010 second quarter. The company used cash from operations along with existing cash to return approximately $250 million to shareholders through the repurchase of nearly 2.4 million shares of common stock during the quarter.  In addition, the company paid dividends of approximately $41 million, reflecting the 17 percent increase in the quarterly dividend announced in April of 2010.  Capital expenditures were $14 million in the quarter versus $25 million in the second quarter of 2009.

Year to Date
For the six months ended June 30, 2010, sales of $3.5 billion increased 15 percent versus the six months ended June 30, 2009.  Net earnings increased 21 percent to $228 million versus $189 million in the first half of 2009.  Earnings per share for the six months increased 24 percent to $3.04 versus $2.46 for 2009, before unusual items.  Two unusual non-cash items, a $0.17 per share benefit from changes to the company’s paid time off policy and a $0.15 per share tax expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, resulted in a net benefit of $0.02 per share for the six months ended June 30, 2010.

W.W. Grainger, Inc. with 2009 sales of $6.2 billion is North America’s leading broad line supplier of maintenance, repair and operating products with an expanding presence in Asia and Latin America.

Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as  “earnings per share guidance”, “expects”, “sales growth guidance”, “range”, “substantially complete”, or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications & Public Affairs	Senior Vice President, Communications & Investor Relations
847/535-4339	847/535-0409

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$1,783,696	$1,533,263	$3,456,050	$2,998,511
Cost of merchandise sold	1,036,610	908,295	2,003,222	1,744,128
Gross profit	747,086	624,968	1,452,828	1,254,383

Warehousing, marketing and administrative expenses	532,171	471,039	1,055,028	941,240
Operating earnings	214,915	153,929	397,800	313,143

Other income and (expense)
Interest income	280	273	521	674
Interest expense	(2,220)	(2,318)	(4,250)	(4,536)
Equity in net income (loss) of unconsolidated entities	(171)	707	(251)	783
Other non-operating income (expense)	(8)	(965)	(34)	30
Total other income and (expense)	(2,119)	(2,303)	(4,014)	(3,049)

Earnings before income taxes	212,796	151,626	393,786	310,094

Income taxes	83,129	59,160	164,702	121,250

Net earnings	129,667	92,466	229,084	188,844

Less: Net earnings attributable to noncontrolling interest	590	–	834	–

Net earnings attributable to W.W. Grainger, Inc.	$129,077	$92,466	$228,250	$188,844

Earnings per share -Basic	$1.76	$1.23	$3.10	$2.50
-Diluted	$1.73	$1.21	$3.04	$2.46

Average number of shares outstanding -Basic	71,692	73,443	72,128	73,853
-Diluted	72,931	74,559	73,386	74,853

Diluted Earnings Per Share
Net Earnings as reported	$129,077	$92,466	$228,250	$188,844
Less: earnings allocated to participating securities	(2,696)	(2,142)	(4,866)	(4,370)
Net earnings available to common shareholders	$126,381	$90,324	$223,384	$184,474

Weighted average shares adjusted for dilutive securities	72,931	74,559	73,386	74,853
Diluted earnings per share	$1.73	$1.21	$3.04	$2.46

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales
United States	$1,497,424	$1,353,795	$2,905,565	$2,662,532
Canada	207,852	160,724	401,991	304,519
Other Businesses	90,818	27,901	171,739	50,433
Intersegment sales	(12,398)	(9,157)	(23,245)	(18,973)
Net sales to external customers	$1,783,696	$1,533,263	$3,456,050	$2,998,511

Operating earnings
United States	$231,027	$176,533	$432,642	$349,718
Canada	12,698	9,740	19,012	15,694
Other Businesses	1,934	(3,284)	1,852	(6,218)
Unallocated expense	(30,744)	(29,060)	(55,706)	(46,051)
Operating earnings	$214,915	$153,929	$397,800	$313,143

Company operating margin	12.1%	10.0%	11.5%	10.4%
ROIC* for Company			27.9%	23.8%
ROIC* for United States			40.4%	32.8%
ROIC* for Canada			9.0%	8.6%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At June 30,
Assets	2010	2009
Cash and cash equivalents	$388,057	$416,291
Accounts receivable – net (1)	725,196	582,431
Inventories	867,303	899,843
Prepaid expenses and other assets	98,864	72,479
Deferred income taxes	43,028	53,981
Total current assets	2,122,448	2,025,025
Property, buildings and equipment - net	934,655	928,796
Deferred income taxes	84,343	110,723
Investment in unconsolidated entities (2)	3,110	19,645
Goodwill (3)	379,146	218,841
Other assets and intangibles – net (3)	208,226	102,735
Total assets	$3,731,928	$3,405,765

Liabilities and Shareholders’ Equity
Short-term debt	$38,329	$25,499
Current maturities of long-term debt	57,311	42,090
Trade accounts payable	347,505	255,373
Accrued compensation and benefits	174,217	119,887
Accrued contributions to employees’ profit sharing plans	66,867	55,421
Accrued expenses	112,515	80,778
Income taxes payable	1,766	2,564
Total current liabilities	798,510	581,612
Long-term debt	412,711	467,395
Deferred income taxes and tax uncertainties	64,263	35,872
Accrued employment-related benefits	236,228	210,208
Shareholders' equity (4)	2,220,216	2,110,678
Total liabilities and shareholders’ equity	$3,731,928	$3,405,765

(1)	Accounts receivable increased $143 million, or 25%, due to strong sales growth in June.
(2)	Investment in unconsolidated entities decreased $17 million, or 84%, due to acquiring the majority ownership of MonotaRo Co. Ltd. which was previously held as an investment in unconsolidated entities.
(3)	Goodwill and intangibles increased $266 million, or 83% due to acquisitions in the second half of 2009 and first half of 2010.
(4)	Common stock outstanding as of June 30, 2010 was 70,959,604 shares as compared with 73,623,181 shares at June 30, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net earnings	$229,084	$188,844
Provision for losses on accounts receivable	3,437	8,237
Deferred income taxes and tax uncertainties	(5,713)	(14,404)
Depreciation and amortization	71,901	68,505
Stock-based compensation	25,964	24,841
Change in operating assets and liabilities – net of business acquisitions
(Increase) decrease in accounts receivable	(99,770)	6,618
(Increase) decrease in inventories	28,396	120,528
(Increase) decrease in prepaid expenses and other assets	17,596	24,004
Increase (decrease) in trade accounts payable	47,332	(41,776)
Increase (decrease) in other current liabilities	(40,252)	(163,188)
Increase (decrease) in current income taxes payable	(5,173)	878
Increase (decrease) in accrued employment-related benefits cost	13,373	11,730
Other – net	109	(2,207)
Net cash provided by operating activities	286,284	232,610
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(26,942)	(51,904)
Net cash paid for business acquisitions, and other investments	(41,046)	2,293
Net cash used in investing activities	(67,988)	(49,611)
Cash flows from financing activities:
Net increase in short-term debt	4,232	2,180
Long-term debt payments	(20,606)	–
Stock options exercised	46,112	21,476
Excess tax benefits from stock-based compensation	14,317	5,412
Purchase of treasury stock	(256,503)	(127,696)
Cash dividends paid	(74,628)	(65,174)
Net cash used in financing activities	(287,076)	(163,802)
Exchange rate effect on cash and cash equivalents	(3,034)	804
Net increase (decrease) in cash and cash equivalents	(71,814)	20,001
Cash and cash equivalents at beginning of year	459,871	396,290
Cash and cash equivalents at end of period	$388,057	$416,291

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